EXHIBIT 10.24


                           SENIOR MANAGEMENT AGREEMENT


                  THIS SENIOR MANAGEMENT AGREEMENT (this "Agreement") is made as of June 7, 1999, but is effective as of the Executive's Start Date (as defined in Section 1 below), between ONEMAIN.COM, INC., a Delaware corporation (the "Company"), and MICHAEL D. READ ("Executive").

                  The parties hereto agree as follows:

                  1. Employment. The Company agrees to employ Executive and Executive accepts such employment for the period beginning as of that date which is as soon as practicable following Executive's resignation from his current employment ("Executive's Start Date") hereof and ending on the fourth anniversary of Executive's Start or upon Executive's earlier separation pursuant to Section 1(d) hereof (the "Employment Period"); provided, however, that the Employment Period shall automatically be renewed for an additional two year period commencing on the fourth anniversary of Executive's Start Date unless either the Company or the Executive gives the other at least 60 days written notice prior to the Expiration of the Employment Period of its desire to terminate this Agreement.

                  (a) Position and Duties. During the Employment Period, Executive shall serve as the President and Chief Operating Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Operating Officer, subject to the power of the Chairman, the Chief Executive Officer or the Company's board of directors (the "Board") to expand or limit such duties, responsibilities and authority and to override actions of the President and Chief Operating Officer. Executive's office shall be located at the Company's offices in Northern Virginia and Executive shall report to the Chief Executive Officer of the Company and Executive shall devote his best efforts and of his full business time and attention to the business and affairs of the Company and its Subsidiaries; provided, however, that Executive shall be permitted (and it shall not be a conflict for him) to serve on the boards of directors of the two private companies on which he sits as of the Executive's Start Date. After the first anniversary of Executive's Start Date and so long thereafter as Executive is employed by the Company, Executive shall be eligible to be considered for appointment to the Board.

                  (b) Salary, Bonus and Benefits. The Company will pay Executive a base salary of $225,000 per annum, subject to any annual increase during the Employment Period as determined by the Board based upon the Company's achievements of budgetary and other objectives set by the Board (the "Annual Base Salary"). In addition, Executive shall be eligible to receive an annual cash bonus based upon the Company's achievement of budgetary and other objectives set by the Board; provided, however, that in respect of the first year of the Employment Period, Executive shall receive an annual bonus of $125,000, payable as follows:


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(i) $50,000 upon execution by the parties of this Agreement, (ii) $25,000 on or before September 30, 1999; (iii) $25,000 on or before December 31, 1999; and
(iv) $25,000 on the first anniversary of Executive's Start Date; and, provided, further, however, that during the initial three-year Employment Period, Executive's aggregate Annual Base Salary plus annual bonus shall not be less that $350,000 per year. Executive's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year. Executive shall be entitled to reimbursement of his reasonable and documented relocation/moving expenses up to a total of $25,000. In addition, during the Employment Period, Executive will be entitled to three (3) weeks of vacation plus two (2) personal and five (5) sick days per year (all with pay), a car allowance of $700 per month, plus such other benefits approved by the Board and made available to the Company's senior executives, including tuition reimbursement, reimbursement of business expenses and healthcare benefits.

                  (c) Issuance of Stock and Stock Options. Executive shall also receive options for the purchase of 500,000 shares of the Common Stock in accordance with the terms of the Company's employee stock option plan. Subject to paragraph 1(d) below, the options will vest as follows: (i) 100,000 of the shares will vest upon execution by the parties of this Agreement, (ii) 50,000 options vest on the first anniversary of Executive's Start Date; (iii) 50,000 options will vest on each of the next three anniversary dates of Executive's Start Date for so long as Executive is employed by the Company; (iv) 50,000 options vest upon the Company's achievement of a certain ratio of cost of access revenue to access revenue, as defined in the Company's published quarterly financial statements, for two consecutive quarters, such ratio to be set by mutual agreement of the Company's Chief Executive Officer and Executive on or before the 30th day following Executive's Start Date (which agreement shall be subject to the ratification of the Board or committee thereof, if and as required on advice of the Company's counsel); (v) 50,000 options vest upon the Company's achievement of a certain second (and reduced as compared to the ratio set under clause (iv) above) ratio of cost of access revenue to access revenue (as defined above) for two consecutive quarters, such ratio to be set by mutual agreement of the Company's Chief Executive Officer and Executive on or before the 30th day following Executive's Start Date (which agreement shall be subject to the ratification of the Board or committee thereof, if and as required on advice of the Company's counsel); and (vi) 100,000 options vest upon the Board's adoption of a comprehensive Strategic Telecom Plan including a long-term Broadband Solution and Existing Network Rationalization Plan; provided, however, that the performance-based option is provided for under clauses (iv), (v) and
(vi) shall vest in any event upon the seventh anniversary of Executive's Start Date, regardless of the foregoing vesting provisions. Executive shall have the discretion to fix the date on which the Company grants the above-referenced options (which will effectively allow Executive to chose the strike price on such options) at any time during the first sixty (60) days following Executive's Start Date; provided, however, that in order for Executive to take advantage of the foregoing right he shall provide written notice to the Company's Chief Executive Officer (with a copy

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to the Company's counsel) and the Board or committee thereof shall thereupon authorize such grant if and as required on advice of the Company's counsel; and provided, further, however, that if Executive fails to provide such notice within such time frame, the Company shall grant such options on the 30th day following Executive's Start Date. So long as Executive is an employee of the Company, Executive shall be able to purchase shares of stock underlying any of Executive's vested options at any time for a period of six (6) years from the date of vesting at the specified price, subject, however, to any shorter period as may be contained in the Company's employee stock option plan applicable to such vested options. Executive will be eligible for grants of additional options during the Employment Period approved by the Board based on Executive's and the Company's performance. All shares and options issued to Executive shall be made through stock purchase agreements or options agreements, as appropriate, based on the Company's standard form for its executives.

                  (d) Separation. Executive's employment by the Company during the Employment Period will continue until Executive's resignation at any time or until Executive's disability or death or until the Board terminates Executive's Employment at any time during the Employment Period. If the Employment Period is terminated by the Executive without Good Reason, then the termination will be effective sixty (60) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board without Cause or by the Executive with Good Reason, then the termination will be effective thirty (30) days after the date of delivery of written notice of termination. If the Employment Period is terminated by the Board with Cause, termination will be effective as of the date of notice of termination. If the Employment Period is terminated by the Board with Cause or by the Executive without Good Reason, then the Executive shall be entitled to receive his Annual Base Salary, bonuses and his fringe benefits only through the effective date of termination. If the Employment Period is terminated by the Board without Cause or by the Executive with Good Reason, then (i) the aggregate 300,000 options issued to the Executive as of the date hereof under clauses (i), (ii) and (iii) of paragraph (c) above shall vest immediately and (ii) the Executive shall be entitled to receive his Annual Base Salary and his life insurance, medical insurance and disability insurance benefits, if any, (but no bonuses or other fringe benefits) for one year from the effective date of termination (such payments, the "Severance Payment") shall be payable over time in accordance with normal payroll practices. If the Employment Period is terminated due to death, then the Annual Base Salary and medical insurance will be continued through the next full calendar month following the month in which the Executive died. If the Employment Period is terminated due to Disability, then the Annual Base Salary, medical insurance and disability insurance will be continued until the last day of the six-month period following Disability; provided, however, that such Annual Base Salary shall be reduced by the amount of any disability income payments made to the Executive during such six-month period from any insurance or other policies provided by the Company.



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                   2. Confidential Information.

                  (a) Executive acknowledges that the Company and its Subsidiaries are engaged in the internet service provider business and related internet services (the "Business"). Executive further acknowledges that the Business and its continued success depend upon the use and protection of a large body of confidential and proprietary information, and that he holds a position of trust and confidence by virtue of which he necessarily possesses, has access to and, as a consequence of his signing this Agreement, will continue to possess and have access to, highly valuable, confidential and proprietary information of the Company and its Subsidiaries not known to the public in general, and that it would be improper for him to make use of this information for the benefit of himself and others. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information." This includes, without specific limitation, information relating to the nature and operation of the Business or any other business conducted by the Company's Subsidiaries (the "Subsidiary Business"), the persons, firms and corporations which are customers or active prospects of the Company or the Subsidiary Business during Executive's employment by the Company, the Company's and the Subsidiary Business' development transition and transformation plans, methodology and methods of doing business, strategic, acquisition, marketing and expansion plans, including plans regarding planned and potential acquisitions and sales, financial and business plans, employee lists, numbers and location of sales representatives, new and existing programs and services (and those under development), prices and terms, customer service, integration processes requirements, costs of providing service, support and equipment and equipment maintenance costs. Confidential Information shall not include any information that has become generally known to and available for use by the public other than as a result of Executive's acts or omissions.

                  (b) Disclosure of any Confidential Information of the Company shall not be prohibited if such disclosure is directly pursuant to a valid and existing order of a court or other governmental body or agency within the United States; provided, however, that (i) Executive shall first have given prompt notice to the Company of any such possible or prospective order (or proceeding pursuant to which any such order may result) and (ii) Executive shall afford the Company a reasonable opportunity to prevent or limit any such disclosure.

                  (c) During the Employment Period and for a period of five (5) years thereafter, Executive will preserve and protect as confidential all of the Confidential Information known to Executive or at any time in Executive's possession. In addition, during the Employment Period and at all times thereafter, Executive will not disclose to any unauthorized person or use for his own account any of such Confidential Information without the Board's written consent.



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Executive agrees to deliver to the Company at a Separation, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) containing or otherwise relating to any of the Confidential Information (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control. Executive acknowledges that all such memoranda, notes, plans, records, reports and other documents are and at all times will be and remain the property of the Company.

                  (d) Executive will fully comply with any agreement reasonably required by any of the Company's Subsidiaries, business partners, suppliers or contractors with respect to the protection of the confidential and proprietary information of such entities.

                  3. Noncompetition and Nonsolicitation. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Confidential Information concerning the Company and such Subsidiaries and that his services will be of special, unique and extraordinary value to the Company. Executive agrees that the Company has a protectable interest in the Confidential Information acquired by Executive during the course of his employment with the Company. Therefore, Executive agrees that:

                  (a) Noncompetition. So long as Executive is employed or affiliated with the Company or any Subsidiary and for an additional one year (1) thereafter (the "Noncompete Period"), he shall not, anywhere within 100 miles of any of the Company's and its subsidiaries' offices in the United States, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in the provision of dial-up and dedicated Internet access for consumers.

                  (b) Nonsolicitation. During the Noncompete Period and for an additional one (1) year thereafter, other than individuals employed in administrative capacities by the Company whose job skills can be found in other individuals and who if they left the employment of the Company would not have a material adverse effect on the Company, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries within 180 days prior to the time such employee was hired by the Executive, (iii) induce or attempt to induce any owner of a site location, customer, supplier, licensee or other business relation of the Company or any of its



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Subsidiaries to cease doing business with the Company or such Subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of the Company or any of its Subsidiaries and with which, to Executive's knowledge, the Company or any of its Subsidiaries has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or any of its Subsidiaries in the one-year period immediately preceding a Separation.

                  (c) Enforcement. If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of Section 2 or Section 3 of this Agreement, the Company or any of its successors or assigns shall, in addition to other rights and remedies existing in its favor, be entitled to specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 2 or Section 3 from any court of competent jurisdiction.

                  (d) Additional Acknowledgments. Executive acknowledges that the provisions of this Section are in consideration of: (i) employment with the Company and (ii) additional good and valuable consideration as set forth in this Agreement. Executive expressly agrees and acknowledges that the restrictions contained in Sections 2 and 3 do not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive's ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to the Executive of its enforcement by injunction or otherwise. Executive acknowledges that he has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Confidential Information. Executive expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter, time period and geographical area.

                  4. Representations and Warranties of Executive. Executive represents and warrants that he has full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement that would prevent or restrict him in any way from rendering the services hereunder anywhere in the world, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated



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under any contract (including licenses, covenants or commitments of any nature)
or other agreement, or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to promote the interests of the Company or which would conflict with the Company's business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as an officer, director or employee by Executive, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which Executive is now obligated.

                               GENERAL PROVISIONS

                  5. Definitions.

                  "Cause" means (i) the commission of a felony or a crime involving moral turpitude or the intentional commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties of the office held by Executive as reasonably directed by the Board not cured within ten (10) business days after written notice thereof, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries; or
(v) any intentional breach of Section 2 or 3 of this Agreement by Executive not cured within ten (10) business days after written notice thereof from the Company. Any election by the Company not to renew the Employment Period on the fourth anniversary of the date hereof or any renewal thereof shall be deemed to be a termination by the Company without Cause. The failure of the Company or the Executive to achieve budgetary or other operational objectives established by the Board of Directors shall not in and of itself constitute Cause.

                  "Disability" means a physical or mental condition which, for a continuous period of at least six (6) months has or will prevent the Executive from performing his duties on a full time basis and in a professional and consistent manner. Any dispute as to the Executive's Disability shall be referred to and resolved by a licensed physician selected and approved by the Company and the Executive.

                  "Good Reason" means (i) Executive's resignation within 30 days after his discovery of any material breach of Section 1 of this Agreement by the Company which is not cured within ten (10) business days after written notice thereof from Executive, or (ii) a material reduction of Executive's duties and responsibilities and/or compensation and benefits which is not cured within thirty (30) days after written notice thereof from Executive.





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                  "Person" means an individual, a partnership, a limited
liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "Subsidiary" means any corporation of which fifty percent (50%) or more of the securities having ordinary voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Company either directly or through one or more Subsidiaries. The term Subsidiary shall also include any joint venture arrangement between the Company and any other entity.

                  6. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by facsimile transmission or reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

         If to the Company:

                  OneMain.com, Inc.
                  8150 Leesburg Pike, Suite 622
                  Vienna, VA 22182
                  Attention:  Stephen E. Smith
                  Tel: (703) 883-8262
                  Fax: (703) 883-8279

         with a copy to:

                  Hogan & Hartson L.L.P.
                  555 13th Street, N.W.
                  Washington, D.C.  20004
                  Attention:  J. Hovey Kemp
                  Tel: (202) 637-5623
                  Fax: (202) 637-5910

         If to the Executive:

                  Michael D. Read
                  "Santa Barbara"
                  20659 N.W. 27th Avenue
                  Boca Raton, FL 33434

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under



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this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

                   7. General Provisions.

                  (a) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

                  (b) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

                  (c) Counterparts; Facsimile Transmission. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and executed signature pages sent to the other party by facsimile transmission shall be evidence of a party's intention to be bound hereby.

                  (d) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive and the Company and their respective successors and assigns.

                  (e) Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                  (f) Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or



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deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

                  (g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive.

                  (h) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's principal place of business is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

                  (i) Termination. This Agreement (except for the provisions of Sections 1(a) and 1(b)) shall survive a Separation and shall remain in full force and effect after such Separation.

                                    * * * * *



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Senior Management Agreement on the date first written above.


                             ONEMAIN.COM, INC.



                             By: /s/ Stephen E. Smith
                                 ------------------------------------
                                 Stephen E. Smith
                                 Chairman and Chief Executive Officer



                             /s/ Michael D. Read
                             ------------------------------------------
                             Michael D. Read




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